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                 LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT




                        Dated as of November 15, 1994


                              By and Between


                      JMB INCOME PROPERTIES, LTD.-XII


                                  and


                            DRESDNER BANK AG



                              Relating to



$6,400,000 Floating Rate Weekly Demand Refunding
Certificates of Participation
(Hermosa Beach Parking Facilities Project - 1994 Series)



                      LETTER OF CREDIT AND
                     REIMBURSEMENT AGREEMENT


     This Letter of Credit and Reimbursement Agreement is entered into as of November 15, 1994, by and between JMB INCOME PROPERTIES, LTD.-XII, an Illinois limited partnership ("Company"), and DRESDNER BANK AG, a German banking corporation acting through its Los Angeles Agency ("Bank").

     1.   Definitions And Accounting Terms.

          1.1 Defined Terms. As used in this Letter of Credit and Reimbursement Agreement, the following terms shall have the meanings set forth respectively after each:

          (a) "Agreement" means this Letter of Credit and Reimbursement Agreement, either as originally executed or as it may from time to time be supplemented, modified or amended.

          (b) "ALTA Policy" means the policy of title insurance covering the Property required pursuant to Section 5.1.6 of this Agreement.

          (c) "Applicable law," when used in Sections 7.12, 8.4, or 12.5.1(a), shall mean all the statutes, ordinances, regulations and requirements described in Section 12.5.2, together with all common law applicable to any Hazardous Substance.

          (d) "Applicable Rate" shall have the meaning given to that term in Section 3.3(b).

          (e) "Assignment of Leases" shall mean that certain Assignment of Rents, Leases, Income and Profits made by Company as of the date hereof.

          (f) "Authority" means The Parking Authority of the City of Hermosa Beach, a parking authority and public body, corporate and politic, organized and existing pursuant to the laws of the State of California.

          (g) "Bank Reimbursement Obligations" means, as of any date, all indebtedness and other obligations of Company to Bank and to the other Indemnitees due and owing under any of the Loan Documents (including without limitation Article XII of this Agreement).

          (h) "Certificate Documents" means all of the instruments, documents and agreements which may be executed from time to time by the Authority, the Trustee and/or Company in connection with the Certificates, including without limitation the following, each of which were executed as of the date hereof, unless otherwise indicated and in each case either as originally executed or as the same may from time to time be supplemented, modified or amended:

               (1) First Installment Sale Agreement between Company and Authority (the "Amended and Restated First Sale Agreement");

               (2) Second Installment Sale Agreement between Authority and Company (the "Amended and Restated Second Sale Agreement");

               (3) Trust Agreement among Authority, Trustee and Company (the "Trust Agreement");

               (4)  Assignment Agreement between Authority and Company;

               (5)  Second Assignment Agreement between Company and
          Trustee;

               (6)  Assignment of Deed of Trust between Authority and
          Company;

               (7)  Second Assignment Deed of Trust between Company and
          Trustee;

               (8) Certificate Purchase Agreement among Authority, Underwriter and Company (the "Certificate Purchase Agreement"); and

               (9) Consent between Bank and Trustee with the consent of Authority (the "Consent").

          (i) "Certificate Interest Rate" shall have the meaning given to that term in Section 3.2.

          (j) "Certificate Proceeds" means the proceeds of the Certificates, including without limitation the amounts held from time to time by Trustee in the funds established under Section 3.2 of the Trust Agreement, and any other reserve or other fund, as well as any insurance or condemnation proceeds or other assets held by the Trustee in special funds established pursuant to the Certificate Documents or otherwise.

          (k) "Certificates" means the $6,400,000 Floating Rate Weekly Demand Refunding Certificates of Participation (Hermosa Beach Parking Facilities Project - 1994 Series) executed and delivered by Trustee pursuant to the Trust Agreement.

          (l) "Closing Date" means the date the Letter of Credit is initially issued by Bank.

          (m) "Corporate Base Rate" means the rate of interest announced by the Bank from time to time at its New York Branch as its prime commercial loan rate, which rate shall change as and when such prime commercial loan rate changes.

          (n)  "D Drawing" shall have the meaning given to that term in
Section 3.3.

          (o) "Deed of Trust" means the deed of trust covering the Property required pursuant to Section 4.2(a) of this Agreement, either as originally executed or as it may from time to time be supplemented, modified or amended.

          (p) "Default Rate" means the Corporate Base Rate plus three percent (3%).

          (q) "Designated Representative" means a Person authorized by Company, with the approval of Bank, to deliver certificates and other documents and material to Bank pursuant to this Agreement.

          (r) "Determination of Taxability" shall have the meaning given to that term in Section 8.21.

          (s) "Event of Default" means each of those events so designated in Article 11 of this Agreement.

          (t) "Financing Statement" means the UCC-l financing statement required pursuant to Section 4.2(c) of this Agreement, either as originally executed or as it may from time to time be supplemented, modified or amended.

          (u) "Fiscal Year" means Company's fiscal year, which shall be a calendar year.

          (v) "General Partner" means JMB Realty Corporation, a Delaware corporation, the managing general partner of Company.

          (w) "Hazardous Substance" shall have the meaning given to that term in Section 12.5.2.

          (x) "Improvements" means the improvements constructed on the Property.

          (y) "Includes" or "including" means, respectively, "includes, without limitation" or "including, without limitation."

          (z)  "Indemnitee" shall have the meaning given to that term in
Section 12.5.1.

          (aa) "Letter of Credit" means the irrevocable letter of credit, in the form attached hereto as Exhibit "A", to be issued by Bank pursuant to this Agreement, either as originally executed or as it may from time to time be supplemented, modified or amended.

          (bb) "Loan Documents" means, collectively, this Agreement, the Notes, the Security Documents and the Project Consents, in each case either as originally executed or as the same may from time to time be supplemented, modified or amended.

          (cc) "Notes" means the promissory note or notes required pursuant to Section 4.1 of this Agreement, either as originally executed or as from time to time supplemented, modified or amended.

          (dd) "Parking Facility" shall mean the 191,000 square foot "Project" as that term is defined in the First Sale Agreement.

          (ee) "Participation" shall have the meaning given to that term in
Section 12.7.

          (ff) "Payment Due Date" shall have the meaning given to that term in Section 3.2.

          (gg) "Permitted Encumbrances" shall have the meaning given to that term in Section 5.1.6.

          (hh) "Person" means any person or entity, whether an individual, trustee, corporation, partnership, trust, unincorporated organization or otherwise.

          (ii) "Personal Property" means all of Company's right, title, interest in and to all furniture, furnishings, fixtures, machinery, equipment, inventory and personal property of every kind and nature whether tangible or intangible, now or hereafter located at, upon or about the Property, or used or to be used in connection with or relating to or arising with respect to the Property.

          (jj) "Pledge Agreement" means the Pledge and Security Agreement, dated as of the date hereof, among Company, Bank, Trustee and Paying Agent in the form attached as Exhibit D.

          (kk) "Pledged Certificate" means any Certificate subject to the Pledge Agreement during the period from and including the date of its purchase with amounts realized under the Letter of Credit to but excluding the date on which such Certificate is purchased by any Person other than Bank and payment therefor is received by Bank or on its behalf.

          (ll) "Project" means the Property, the Improvements and the Personal Property.

          (mm) "Project Agreements" means, collectively, the agreements, documents, instruments and materials described in Section 4.5 of this Agreement, either as originally executed or prepared or as any of them may from time to time be supplemented, modified or amended.

          (nn) Intentionally Omitted.

          (oo) "Property" means the real property described in Exhibit "C" attached hereto.

          (pp) "Remarketing Agent" means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

          (qq) "Retail," when used in Sections 7.12 or 8.4 shall include dry cleaning as currently conducted at the Project.

          (rr) "Second Reserve Account" shall have the meaning given to that term in Section 10.1.

          (ss) "Security" shall have the meaning given to that term in
Section 12.22.

          (tt) "Security Agreement" means the security agreement covering the Personal Property required pursuant to Section 4.2(b) of this Agreement, either as originally executed or as it may from time to time be supplemented, modified or amended.

          (uu) "Security Documents" means, collectively, the Deed of Trust, the Assignment of Leases, the Security Agreement, the Pledge Agreement(s), the Financing Statement, and any other mortgage, deed of trust, security agreement, financing statement or assignment now, heretofore or hereafter executed to secure the Notes or the obligations of Company under this Agreement in each case either as originally executed or as the same may from time to time be supplemented, modified or amended.

          (vv) "Stated Amount" shall have the meaning given to that term in the Letter of Credit.

          (ww) "Stated Expiration Date" means December 5, 1997, or such later date to which the Stated Expiration Date may be extended from time to time pursuant to Section 6.5.

          (xx) "Taxes" shall have the meaning given to that term in
Section 6.3.

          (yy) "Tender Draw" shall have the meaning given to that term in
Section 3.3(a).

          (zz) "Tender Due Date" shall have the meaning given to that term in Section 3.3(a).

          (aaa)"Termination Notice" shall have the meaning given to that term in Section 11.2(c).

          (bbb)"Trustee" means First Trust of California, National Association, or its successors as trustee of any of the trusts established under the Trust Agreement.

          1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any number of the members of the relevant class. Terms not otherwise defined in this Agreement shall have the meanings given to them in the Trust Agreement. Unless otherwise provided, defined terms for agreements and documents shall include all amendments and supplements to those agreements and documents, respectively, hereafter entered into. All times used in this Agreement shall refer to New York, New York time unless otherwise stated.

          1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, generally accepted accounting principles applied on a consistent basis.

          1.4 Exhibits. All Exhibits to this Agreement, either as now existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

          1.5 Sections. Unless otherwise provided, the term "Section" or subsection refers to a section or subsection of this Agreement.

     2.   Certificates; Letter of Credit.

          2.1  Certificates.  Company entered into the Certificate
Documents in order to cause the issuance of the Certificates, and the Certificate Proceeds were used to finance the refunding of the Prior Certificates. The Prior Certificates were used to finance (a) the acquisition of the portion of the Property upon which the Parking Facility was constructed, and (b) the construction thereon of the Parking Facility.

          2.2 Letter of Credit. In order to enhance the marketability of the Certificates, Company has requested Bank to issue the Letter of Credit in an aggregate amount not exceeding $6,479,957.00, of which an amount not exceeding $6,400,000.00 shall be available to pay the principal amount or purchase price of the Certificates, and an amount not exceeding $79,957.00 shall be available in accordance with the terms of the Letter of Credit to pay for interest accrued on the Certificates. Bank is willing to issue the Letter of Credit on the terms and conditions contained in this Agreement and the other Loan Documents.

     3.   Reimbursement of Draws.

          3.1 Immediate Reimbursement for Certain Draws. Company agrees to reimburse Bank immediately, or cause Bank to be reimbursed immediately, for the amount of (a) any draft drawn under the Letter of Credit other than under
Section 3.3 hereof on the date of such drawing, and (b) notwithstanding any terms hereof to the contrary, all drafts drawn under the Letter of Credit for whatever purpose on the occurrence of an Event of Default. Each amount for which Company has agreed to reimburse Bank pursuant to this Section 3.1 shall bear interest until paid, from the date on which Bank honors a drawing under the Letter of Credit in such amount at a rate per annum equal to the Default Rate, as it may change from time to time. Interest at the Default Rate shall be paid on demand and, if any such interest is then due, on the Expiration Date.

          3.2  Payment of Scheduled Reimbursement Obligations.

          (a) Company agrees to pay to Bank, one (1) Business Day prior to the scheduled date of maturity or redemption of all or a part of the Certificates an amount equal to the sum of the drawing fee plus any and all principal amounts to be drawn under the Letter of Credit upon such maturity or redemption of the Certificates, together with unpaid interest thereon accrued to such maturity or redemption at the applicable interest rate on the Certificates under the Certificate Documents ("the Certificate Interest Rate").

          (b)  Company agrees to pay to Bank, monthly on each Interest
Payment Date (a "Payment Due Date"), an amount equal to the sum of the drawing fee required under Section 6.2(c) plus the interest accrued from the date of the last payment to such Interest Payment Date on any and all principal amounts remaining unpaid under the Certificates. Such interest shall be paid at the Certificate Interest Rate, in effect from time to time, in consecutive monthly installments to and including the date on which all of the unpaid principal amount of the Certificates shall be paid in full. Except as otherwise provided in this Agreement, all computations of interest shall be made on the basis provided therefor in the Trust Agreement. Absent manifest error, or notice from Bank, the determination by the Remarketing Agent of the Certificate Interest Rate in effect from time to time under the Trust Agreement shall constitute notice to Company by Bank of the Certificate Interest Rate applicable hereunder in computing the payments to be made on the Payment Due Dates. Changes in the Certificate Interest Rate shall be made on the effective date of each change thereof and shall remain in effect until changed in accordance with the provisions of the Trust Agreement; provided however that if Company underpays or overpays the amount actually drawn under the Letter of Credit, there shall be a reconciliation pursuant to which (x) in the event the Company underpays the amount of a draw made on an Interest Payment Date, Company shall pay to Bank, without notice and on the Business Day next following such Interest Payment Date, the amount underpaid, or (y) in the event Company overpays the amount of a draw made on an Interest Payment Date, Bank shall pay to Company, without notice from Company and on the Business Day next following such Interest Payment Date, the excess of the amount overpaid over any costs, fees or other amounts due and owing hereunder to Bank from the Company.

          3.3  Reimbursement for Tender Draws.

          (a) Company further agrees to reimburse Bank, or cause Bank to be reimbursed on or before the Tender Due Date for the amount of any "D Drawing" under, and as defined in, the Letter of Credit for payment of the principal amount of the purchase price of Certificates tendered pursuant to an optional tender under Section 13.2 of the Trust Agreement (a "Tender Draw"). The "Tender Due Date" for each Tender Draw shall be the first to occur of
(i) the Expiration Date, (ii) the occurrence of an Event of Default, (iii) the day on which the related Pledged Certificates are (A) redeemed, or
(B) purchased by any Person other than Company and payment therefor is received by Bank or on its behalf, or (iv) the day which is one hundred and eighty (180) days following the date such Tender Draw is honored by Bank.

          (b) In addition to any interest to be paid to Bank under the Pledge Agreement as the beneficial owner of the Pledged Certificates, Company shall also pay to Bank, from the date on which Bank honors a Tender Draw until such draw is repaid in full, an amount equal to the difference between (i) the interest on the then outstanding principal balance of such Tender Draw calculated at a rate per annum equal to the Applicable Rates and (ii) the interest payments actually received by Bank with respect to the Pledged Certificates, if any. Interest pursuant to clause (i) of this subsection shall be calculated on the basis of the actual number of days elapsed since the purchase of the Certificates and their pledge to Bank, or the last payment date, as applicable. The "Applicable Rate" shall be a rate per annum equal to: (x) prior to the occurrence of an Event of Default hereunder, the Corporate Base Rate plus one and one half percent (1.5%), and (y) following the occurrence of an Event of Default hereunder, or Company's failure to pay any amount of principal or interest owing under the Notes or any other Bank Reimbursement Obligations on the date due, the Default Rate, in either case, as such interest rate may change from time to time. The amounts due under this Section 3.3(b) shall be paid, prior to the occurrence of an Event of Default, monthly in arrears on the first day of each month and upon reimbursement of the respective Tender Draw or on the Tender Due Date (as applicable), and, following the occurrence of an Event of Default, on demand and on the Tender Due Date if not already paid.

          (c) Proceeds from the remarketing of Pledged Certificates shall be paid to Bank, and, when received by Bank, shall be applied first to the payment of principal due under this Section, and any balance may be applied by Bank to the payment of any other Bank Reimbursement Obligations, including interest due hereunder, then due and payable hereunder (in such order of priority as determined by Bank in its sole and absolute discretion); provided however, that the receipt and application by Bank of any such proceeds following the occurrence of any Event of Default hereunder shall not be deemed to cure any defaults unless otherwise expressly provided in this Agreement. Any unpaid interest due under Section 3.3(b) with respect to such remarketed Pledged Certificates shall be due and payable by Company immediately upon such remarketing; provided however, that any amount paid by the buyers of such remarketed Pledged Certificates on account of interest shall be credited when received by Bank against the interest owed hereunder by Company.

          (d) Any reimbursement of principal prior to the Tender Due Date by Company to Bank may be made by Company at its election without penalty and shall be (i) made upon at least two (2) Business Days' notice from Company to Bank, followed by payment of the principal amount to be so reimbursed together with accrued interest on such amount to the date of reimbursement,
(ii) applied in the manner provided in Section 3.3(c), and (iii) in principal components equal to Authorized Denominations.

          3.4 Making of Payments. All payments to Bank shall be made in immediately available funds of the United States of America by wire transfer as follows (or to such other office of Bank located in the United States of America as Bank may designate in writing from time to time):

          Payment to:    Chase Manhattan Bank, New York
          ABA#:          021-000-021
          For Account of:Dresdner Bank New York
          Account Number:920-1-059079
          For further Credit to:Dresdner Bank Los Angeles, Account No.
                              4100669/15
          Ref:           Plaza Hermosa Letter of Credit #875-94

not later than 2:00 p.m. on the date due; and funds received after that hour shall be deemed to have been received by Bank on the next following Business Day. If the date for making any payment or the last date for performance of any act or the exercising of any right provided in this Agreement is not a Business Day, such payment shall be made or act performed or right exercised on the next succeeding Business Day with the same force and effect as if done on the date provided therefor in this Agreement, and appropriate additional interest or fees shall accrue and be payable for the period of such extension.

          3.5 Calculation and Payment of Interest. A determination of the Corporate Base Rate and the Default Rate from time to time in effect under this Agreement shall be made on the effective date of each change in the Corporate Base Rate and shall remain in effect until the effective date of the next determination, and all interest calculated under this Agreement shall be on the basis of a year of 365/366 days for actual days elapsed.

     4.   Loan Documents.

          4.1 Notes. The obligation of Company to make payment to Bank of its obligations pursuant to this Agreement and the other Loan Documents shall be evidenced by one or more promissory notes of Company which shall be executed by Company and delivered by Company to Bank in such form and content, and at such times, as Bank may from time to time require by notice to Company. The promissory note to be executed by Company and delivered pursuant to
Section 5.1.1(a), shall be in the form attached hereto as Exhibit "B". Such promissory note(s), together with any and all other promissory notes required by Bank pursuant to this Section 4.1 shall be modified or amended by Company from time to time as required by Bank in order to more accurately evidence the obligation of Company to Bank hereunder. Without limitation upon the generality of the foregoing, in the event that the obligations of Company under this Agreement or any of the other Loan Documents exceeds or may exceed the face amount of the promissory note delivered pursuant to Section 5.1.1(a), Company shall execute and deliver to Bank, at Bank's request, an additional note or notes in substitution for, or in addition to, the promissory note delivered pursuant to Section 5.1.1(a). The interest rate under any such promissory notes or amendments thereto shall be consistent with the interest rate provided herein. All of the promissory notes required pursuant to this
Section 4.1 are referred to collectively in this Agreement as the "Notes."
All such notes or amendments shall be secured by the Security Documents without preference or priority over the security granted to Trustee pursuant to the Security Documents. Upon demand by Bank, Company shall execute, acknowledge and deliver to Bank and the Trustee such amendments of the Security Documents as may be required by Bank in order to reflect any such amendments of, or substitutions for, the Notes, and shall obtain and deliver to Bank and the Trustee such endorsements and binders to the ALTA Policy as Bank may from time to time reasonably require to protect the lien of the Deed of Trust.

          4.2 Security Documents. In consideration of Bank's entry into this Agreement and the other Loan Documents, and as security for the prompt payment when due of all sums of principal and interest advanced by Bank pursuant to the Letter of Credit as well as for payment of any other sums owing pursuant to this Agreement, the Notes or any of the other Loan Documents and for payment of the principal of, premium (if any) and interest on the Certificates, together with any and all extensions, renewals, modifications and amendments thereof and as security for the performance and observance of all of the covenants, agreements and conditions contained in the Letter of Credit, this Agreement and all of the other Loan Documents, Company shall, at its sole expense, deliver or cause to be delivered as directed by Bank, and record or cause to be recorded, if appropriate, the following documents, each of which shall be in such form and content, and executed by such persons and/or entities, as Bank and Trustee shall reasonably require so as to be valid and binding documents, and all of which are included within the col-lective reference to Security Documents:

          (a) A deed of trust covering the fee interest of Company in the Property (the "Deed of Trust"), together with the Assignment of Leases.

          (b) A security agreement covering the Personal Property and a pledge agreement pledging to Bank the interest of Company in Certificates tendered and not remarketed pursuant to the Trust Agreement (collectively, the "Security Agreement").

          (c) A financing statement covering the Personal Property (the "Financing Statement").

The obligations of Company under this Agreement and all of the other Loan Documents are and shall be secured by the Security Documents without preference or priority over the security granted to the Trustee pursuant to the terms of the Security Documents, subject however to the Consent.

          4.3  Intentionally Omitted.

          4.4 Other Documents and Actions. Company agrees to execute, acknowledge and/or deliver or cause to be executed, acknowledged and/or delivered to Bank such other instruments, agreements and other documents, and to take such actions, upon request by Bank, as Bank may reasonably request in order to carry out the purposes of this Agreement and the other Loan Documents and the transactions contemplated thereby and to protect and/or further the validity, priority and/or enforceability of the Security Documents or subject to the Security Documents any property, together with any renewals, additions, substitutions, replacements or betterments thereto, intended by the terms of this Agreement or the other Loan Documents to be covered by the Security Documents.

          4.5 Assignment of Project Agreements. Company hereby transfers and assigns to Bank all of Company's right, title and interest, if any, in and to all agreements, documents, instruments and materials of whatever nature now or hereafter existing which relate to development of the Project, other than the Certificate Documents (collectively, the "Project Agreements"), including without limitation (i) such plans and specifications concerning the Project now or hereafter existing, and (ii) any and all contracts or agreements with any contractor, any architect, any engineer, and any subcontractor, laborer or supplier of materials or services. The remainder of this paragraph shall apply only to improvements, which individually or in the aggregate, exceed $250,000. Company represents and warrants that it is the true owner of the Project Agreements, that it has not assigned or granted a security interest in any of the Project Agreements to any person other than Bank, and that its interest in the Project Agreements, and each of them, is not subject to any claim, setoff or deduction. Notwithstanding such assignment, Company shall retain the benefit of, and the right to possession and control of, all of the Project Agreements unless and until there is a default under any of the Loan Documents which is not cured by Company after the giving of any required notice or the expiration of any required cure period. Such assignment shall become void and of no further force or effect upon payment in full of the indebtedness secured by the Security Documents and faithful performance by Company of all obligations the performance of which is secured thereby. Company hereby agrees to faithfully perform any and all obligations it may have under the Project Agreements, and not to amend in a material manner or terminate (except as expressly provided in this Agreement), whether or not such termination is for cause, any of the Project Agreements without the express prior written consent of Bank (not to be unreasonably withheld or delayed), until such indebtedness has been paid in full and such obligations have been performed. Bank shall not be obligated to perform or discharge any obligation of Company under the Project Agreements, but may at its option do so at Company's expense in the event that Company should fail to do so as herein provided. Company hereby irrevocably constitutes and appoints Bank to act as its attorney in fact after the occurrence of an Event of Default to enforce in Company's name or in Bank's name all of Company's rights under the Project Agreements, and hereby agrees to deliver to Bank, upon Bank's written demand following any default under the Loan Documents, all of the Project Agreements and such other instruments and documents as Bank may reasonably require in order to permit Bank's succession to the right, title and interest of Company in and to the Project Agreements. Bank shall incur no liability in connection with any actions it takes in connection with such enforcement, provided that such actions are taken in good faith and do not constitute gross negligence or willful misconduct. The Trustee shall have rights pari passu with Bank in the assignments made pursuant to this Section 4.5 for so long as the Trustee has an interest under the Security Documents, subject however to the Consent.

          4.6 Evidence of Debt. Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Company resulting from each drawing under the Letter of Credit. The failure to make any such notation shall not, however, impair Company's obligations hereunder. In any legal action or proceeding in respect of this Agreement or the Note, the entries made in such account or accounts shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the obligations of the Company therein recorded.

     5.   Conditions to Issuance.

          5.1 Conditions to Issuance. The obligation of Bank to issue the Letter of Credit is subject to the following conditions precedent:

               5.1.1 Bank shall have received all of the following, each of which shall be in form and substance satisfactory to Bank:

          (a)  the original promissory note to be delivered pursuant to
Section 4.1;

          (b) a copy of the partnership agreement and certificate of limited partnership of Company, and copies of any and all amendments to such documents, all certified as true and correct by General Partner;

          (c) all of the opinions, certificates, letters and other documents specified in, or requested by Underwriter, Remarketing Agent or Bank pursuant to Section 4 of the Certificate Purchase Agreement;

          (d) a written opinion of Company's counsel, in form and substance satisfactory to Bank, covering such matters relating to Company and the Loan Documents as may be required by Bank;

          (e)  the certificate required pursuant to Section 7.2.1; and

          (f) such other documents and evidence determined in Bank's discretion, including without limitation those items identified on the Closing Checklist dated September 20, 1994, as revised, but excluding the "Soil Report" and the "ACM Report" therefrom.

               5.1.2Bank shall have received confirmation to its satisfaction that the Security Agreement has been duly executed, acknowledged and delivered to Authority and duly assigned to Trustee.

               5.1.3Bank shall have received, in form and substance satisfactory to Bank, the Certificate Documents required for the transaction contemplated hereby, and such certificates, documents, consents or opinions as Bank may reasonably request in connection therewith (including without limitation an opinion of counsel to the Authority).

               5.1.4Bank shall have received, in form and substance satisfactory to Bank, such certificates, documents, consents or opinions as Bank may reasonably request (including without limitation a certificate of compliance with governmental and quasi-governmental requirements.

               5.1.5The Deed of Trust shall have been recorded in the Official Records of Los Angeles County, California, and the beneficial interest of Authority thereunder shall have been assigned by a recorded document to Trustee, such beneficial interest of Trustee to be held jointly and concurrently with Bank.

               5.1.6Company shall, at its sole expense, have delivered or caused to be delivered to Bank and Trustee duplicate originals of an ALTA form extended coverage lender's policy of title insurance (the "ALTA Policy"), or evidence of a commitment therefor satisfactory to Bank, in form and substance and issued by First American Title Company of Los Angeles, together with such endorsements and binders thereto as may from time to time be required by Bank, naming Bank and Trustee as insured, in a policy amount of not less than $6,479,957.00, insuring the Deed of Trust to be a valid first lien upon the Property, and showing the Property to be owned by Company in fee simple, subject only to the Deed of Trust and the permitted title exceptions listed on Exhibit "E" attached hereto (the "Permitted Encumbrances").

               5.1.7Company shall deliver or cause to be delivered to Bank a copy of the ALTA survey prepared in connection with issuance of the ALTA Policy, which survey shall be satisfactory to Bank and shall (i) show compliance of the Project with any and all "setbacks" and other restrictions applicable to the Property pursuant to the requirements of any governmental agencies or any applicable covenants, conditions or other private restrictions, (ii) show all easements, licenses and other rights of way,
(iii) show no encroachments onto the Property or from the Property onto adjoining property (except as permitted by the reciprocal easement agreement approved by Bank for the Project), and (iv) certify the legal description of the Property as insured in the ALTA Policy.

               5.1.8The Financing Statement shall have been filed with the California Secretary of State, and Bank shall have received a certificate of the California Secretary of State, in form and substance satisfactory to Bank, showing the Financing Statement to be subject to no prior filings.

     6.   Reimbursement and Other Payments; Extension.

          6.1 Reimbursement. Company hereby agrees to pay to Bank, in cash or by such other means as may be satisfactory to Bank in its sole discretion, the following:

          (a) all reasonable actual out-of-pocket amounts expended, advanced or incurred by Bank in connection with any obligation of Company under this Agreement or any of the Loan Documents or to collect the Notes or to enforce the rights of Bank under this Agreement or any other Loan Document (including without limitation any costs incurred by Bank in connection with any insolvency or bankruptcy proceeding affecting Company or any other Person involved in the Project), which amounts will include all actual out-of-pocket court costs, reasonable attorneys' fees, fees of auditors and accountants and investigation expenses reasonably incurred by Bank in connection with any such matters, of which $30,000 has been paid to Bank prior to the date hereof;

          (b) interest on any and all amounts remaining unpaid by Company when due under this Agreement or any of the Loan Documents at any time from the date such amounts become due at the interest rate provided herein;

          (c) the entire amount of any and all funds disbursed by Bank under the Letter of Credit; and

          (d) all other amounts owing to Bank by Company under this Agreement or any of the other Loan Documents.

Except as otherwise provided herein, all sums owing hereunder shall be deemed to be evidenced by the Notes, and shall be payable with interest from the date due at the Corporate Base Rate. After the occurrence of an Event of Default or Company's failure to pay any amount of principal or interest owing under the Notes or any other Bank Reimbursement Obligations on the date due, all sums owing hereunder or under the Notes shall be payable with interest at the Default Rate.

          6.2 Fees. Company hereby agrees to pay to Bank, in cash or by such other means as may be satisfactory to Bank in its sole discretion, amounts as follows:

          (a) on or before the Closing Date (i) as an origination fee for the Letter of Credit, an amount equal to one percent (1%) of the Stated Amount; (ii) as a fee for the Letter of Credit for the period commencing on its issuance and ending on December 31, 1994, an amount equal to the pro rata portion of the fee required under subsection (b) hereof based on the Stated Amount for the actual number of days in such period; and (iii) all reasonable attorneys' fees, appraisal fees and out-of-pocket expenses incurred by Bank in connection with the negotiation, preparation and execution of this Agreement, the Letter of Credit and any and all of the other Loan Documents and the transactions contemplated thereby (including any amendments hereto or thereto or consents or waivers hereunder or thereunder), and all fees, charges or taxes for the recording or filing of Security Documents;

            for each quarter that the Letter of Credit remains in effect until the expiration of its term, Company will pay to Bank, in advance, on or before the first Business Day of every January, April, July and October, an amount equal to thirty seven and one-half/one hundredths of a percent (.375%) of the undrawn amount available to be drawn under the Letter of Credit as of the preceding day (which amount will take into account principal reductions of the Certificates); provided however that such fee shall be prorated (i) to and including the date on which the Letter of Credit is cancelled by Bank and the Letter of Credit is surrendered by Trustee for cancellation, and (ii) to and including the Expiration Date, as appropriate; and that in no event shall Bank have any obligation to make reimbursement or to otherwise account to Company in respect of fees paid by Company as a result of any reduction in the undrawn amount under the Letter of Credit;

          (c) a drawing fee of $250 each time there is a draw on the Letter of Credit, regardless of the amount of such draw, a transfer fee of $1,000 upon the transfer of the Letter of Credit to a successor Trustee under the Trust Agreement, and an amendment fee of $250 for each amendment to the Letter of Credit; and

          (d) an extension fee equal to twenty-five/one hundredths of a percent (.25%) of the Stated Amount if Bank agrees to the extension provided in Section 6.5(a).

          6.3  Increased Costs.

               6.3.1Due to Change in Law. If any change in any law or regulation or in the interpretation thereof by any court or administrative agency shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by Bank, or
(ii) impose on Bank any other condition regarding this Agreement or the Letter of Credit (other than changes in the rates of income taxation generally applicable to Bank), and the result of any such event shall be to increase the cost to Bank of issuing or maintaining the Letter of Credit (which increase in cost shall be determined by Bank's reasonable allocation of the aggregate of such cost increases resulting from such events), and such requirement or cost shall remain in effect after notice thereof from Bank to Company, then
(a) Bank shall so notify Company, and (b) upon receipt of such notice from Bank, Company shall promptly pay to Bank, from time to time as specified by Bank, additional amounts which shall be sufficient to compensate Bank for such increased costs, together with interest on each such amount from the date of such notice until payment in full thereof at the rate contained in the Notes. A certificate as to such increased cost incurred by Bank as a result of any such event, submitted by Bank to Company, shall be conclusive as to the amount thereof.

               6.3.2Taxes on Payments.

          (a) All payments made by Company under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present and future income, stamp or other taxes, levies, imposts, deductions, charges or withholdings imposed, assessed, levied or collected by any country or any political subdivision or taxing authority thereof or therein,but excluding (i) taxes, levies, imposts, deductions, charges or withholdings imposed on the net income of Bank, or (ii) any taxes imposed on Bank by (A) the country under the laws of which Bank is organized or managed and controlled, (B) any country in which Bank is subject to tax as a result of transactions or activities unrelated to those contemplated by this Agreement or any of the other Loan Documents or Certificate Documents, or (C) any political subdivision or taxing authority of or in any such country (all non-excluded taxes, levies, imposts, deduction, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to Bank hereunder, the amounts so payable to Bank shall be increased to the extent necessary to yield to Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Taxes are paid by Company, as promptly as possible thereafter, Company shall send to Bank a certified copy of any original official receipt(s) received by Company showing payment thereof. If Company fails to pay any Taxes when due to the appropriate taxing authority, Company shall indemnify Bank for any incremental taxes, interest or penalties that may become payable by Bank as a result of any such failure.

          (b) Notwithstanding Section 6.3.2, Company shall have no liability under this Section 6.3.2 to any person or entity which is a transferee of an interest of Bank in this Agreement or in any other Loan Document for any Taxes or any additional amounts payable pursuant to the second sentence of Section 6.3.2, to the extent such Taxes or additional amounts exceed the Taxes or additional amounts which would have been payable had such interest not been transferred to a person or entity which is not a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as presently in effect.

          (c) If any claim shall be made against Bank for any Taxes for which Company may be liable under this Section 6.3.2, Bank shall notify Company of such claim (such notice to set forth in reasonable detail the particulars of such claim) and shall consult in good faith with Company as to whether such claim should be contested and the manner in which any such contest will be conducted; provided however, that the failure of Bank to provide such notice shall not relieve Company of its obligations, and provided further, that Bank shall be under no obligation to disclose to Company any tax returns of Bank or any other related confidential information.

          6.4 Obligations Absolute. Subject to the non-recourse provisions contained in Section 12.22, the obligations of Company under this Agreement and the Notes shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the Notes, under all circumstances whatsoever, including, without limitation, the following circumstances:

          (a) any lack of validity or enforceability of the Letter of Credit, or any of the Loan Documents or the Certificate Documents or any other agreement or instrument related thereto;

          (b) any amendment or waiver of or any consent to departure from the terms of the Letter of Credit or any of the Loan Documents or the Certificate Documents or any other agreement or instrument related thereto;

          (c) the existence of any claim, set-off, defense or other right which Company or Authority may have at any time against Trustee, any beneficiary or any transferee of the Letter of Credit (or any Person for whom Trustee, any such beneficiary or any such transferee may be acting), Bank or any other Person, whether in connection with this Agreement, the Letter of Credit, any of the other Loan Documents, the Certificates or any other agreement or instrument related thereto, or in connection with the Project or any unrelated transaction;

          (d) any statement, draft or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever (except to the extent Bank is grossly negligent or acts with willful misconduct in accepting or relying upon any such statement, draft or other document);

          (e) the surrender or impairment of any security for the performance or observance of the terms of this Agreement, any of the other Loan Documents or any other agreement related thereto; or

          (f) any other circumstance, happening or omission whatsoever, whether or not similar to any of the foregoing.

          6.5  Term of the Letter of Credit.

          (a) The initial term of the Letter of Credit and the Notes shall be extended by two (2) years if Bank, in its sole and absolute discretion following the request of Company delivered to Bank, agrees to such extension and notifies Authority, Company, and Trustee in writing on or before November 30, 1996 that the Letter of Credit and the Notes will be so extended. In the event of such an extension, Bank shall extend the term of the Letter of Credit by delivering to Trustee and Company the Extension Certificate substantially in the form of Exhibit M to the Letter of Credit and, if required by Bank, Company shall cause a replacement Note or Notes reflecting the extended term to be delivered to Bank.

          (b) The Letter of Credit shall expire at 4 p.m. on the earliest to occur of: (i) the Stated Expiration Date, unless the Stated Expiration Date has been extended pursuant to subsection (a) hereof; (ii) the date specified in the Termination Notice; (iii) the date on which all Certificates are paid in full and the Trust Agreement is discharged in accordance with its terms; (iv) the date on which the Certificates become secured by an Alternate Credit Facility; or (v) five (5) days after the Conversion Date. The foregoing shall be interpreted in accordance with Section X of the Letter of Credit and shall be referred to as the "Expiration Date."

          6.6 Additional Terms. The Letter of Credit is incorporated as if set forth fully herein. Without limitation, no draws under the Letter of Credit shall be honored for the payment of any premiums of any kind arising under the Certificates. Bank may grant or withhold consents provided in the Letter of Credit in its sole and absolute discretion.

     7. Representations and Warranties by Company. As a material inducement to Bank's entry into this Agreement and the transactions contemplated hereby, Company represents and warrants and agrees to Bank that:

          7.1 Formation of Company. Company (a) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Illinois, (b) has all requisite power and authority to conduct its business and to own and lease its properties, (c) is duly qualified to do business in, and is in good standing in, every jurisdiction in which the nature of business conducted by it makes such qualification necessary or where failure to so qualify would have a material and adverse effect on its business or financial condition or Company's ability to perform its obligations under this Agreement or on any Loan or Certificate Document, and (d) is governed by the Amended and Restated Agreement of Limited Partnership dated August 22, 1985 as amended on December 31, 1991, true and correct copies of which have been delivered to Bank.

          7.2 Execution, Delivery and Performance of Loan Documents and Certificate Documents.

               7.2.1Company has all requisite power and authority to execute and deliver, and to perform all of its obligations under, the Loan Documents and the Certificate Documents, and shall execute and deliver to Bank, prior to the issuance of the Letter of Credit and as a condition thereto, the partnership authorization of Company and the corporate resolution of General Partner evidencing the due authorization and consent of the partners in Company to the execution of the Loan Documents and Certificate Documents and the entry by Company into the transaction contemplated thereby.

               7.2.2The execution and delivery by Company of, and the performance by Company of all of its obligations under, each Loan Document and Certificate Document have been duly authorized by all necessary action and do not and will not:

          (a) require any consent or approval not heretofore obtained of any Person having any interest in Company;

          (b) violate any provision of, or require any consent under the partnership agreement of Company;

          (c) result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, claim, charge, right of others, or other encumbrance of any nature (other than as contemplated under the Loan Documents and the Certificate Documents) upon or with respect to any property now owned or leased or hereafter acquired by Company;

          (d) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Company known to Company after reasonable inquiry; or

          (e) result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other agreement, lease, or instrument concerning the Project to which Company is a party or by which the Project is bound or affected.

               7.2.3At the time of execution of this Agreement, Company is not in default in any material respect: (a) under its partnership agreement; or (b) that is adverse to the interests of the holders of the Loan Documents or the Certificate Documents or that would have any material and adverse effect on the Company's ability to perform its obligations under this Agreement or on any Loan or Certificate Document under any law, rule, regulation, order, writ, judgment, injunction, decree, determination, award, indenture, agreement, lease or instrument described in Section 7.2.2(d) or
(e).

               7.2.4 No material authorization, consent, approval, order, license, exemption from, or filing or registration or qualification with, any court or governmental department, public body, authority, commission, board, bureau, agency, or instrumentality, is or will be required to authorize, or is otherwise required in connection with the following:

          (a) the execution and delivery by Company of, and the performance by Company of all of its obligations under, the Loan Documents and the Certificate Documents, or

          (b) the creation of the liens, security interests, or other charges or encumbrances described in the Loan Documents and the Certificate Documents.

               7.2.5General Partner or the Designated Representatives are fully authorized to execute the Loan Documents and the Certificate Documents.

               7.2.6Each of the Loan Documents and the Certificate
Documents, when executed and delivered, will constitute the legal, valid, and binding obligations of Company (to the extent Company is a party thereto or obligated thereunder), enforceable against Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights generally.

           Financial Statements. The financial statements and reports submitted by Company to Bank reflect the financial position of the parties to which they relate as of the date thereof.

          7.4 No Material Adverse Change. As of the date hereof, there has been no change in the condition, financial or otherwise, of the parties to which the financial statements described in Section 7.3 relate, since their respective dates, which would materially adversely affect Company's ability to perform its obligations under this Agreement or any other Loan or Certificate Document.

          7.5 Tax Liability. Company has filed all tax returns (federal, state and local) required to be filed and has paid all taxes shown thereon to be due and all property taxes due, including interest and penalties, if any; provided, however, that Company shall not be required to pay and discharge any such tax so long as the legality thereof shall be promptly and actively contested in good faith and by appropriate proceedings and shall be disclosed in writing to Bank.

          7.6 Compliance with Laws. Company is and shall remain in compliance in all material respects with all laws, regulations and requirements applicable to the Project (including without limitations respecting Hazardous Substances) and has obtained all authorizations, consents, approvals, orders, licenses, exemptions from, and has accomplished all filings or registrations or qualifications with, any court or governmental department, public body, authority, commission, board, bureau, agency or instrumentality, that is necessary for the transaction of its business with respect to the Project.

          7.7 Completion. The improvements and all related aspects of the Project have been completed, in all material respects, in accordance with all applicable permits, laws, ordinances, regulations and other requirements of all governmental and quasi-governmental authorities and public utility companies (including without limitations respecting Hazardous Substances); all work requiring inspection or certification by municipal or other governmental authorities has been completed and all requisite certificates and other necessary approvals (including without limitation any required certificates of occupancy and any of the foregoing respecting Hazardous Substances) have been duly issued and remain in full force and effect, and streets and offsite utilities have been installed and completed to the satisfaction of said authorities.

          7.8 Litigation. There are no actions, suits or proceedings pending or, to the best of Company's knowledge after reasonable inquiry, threatened against or affecting the Company, the General Partner, or the Project before any court or governmental department, public body, authority, commission, board, bureau, agency or instrumentality, which would materially and adversely affect (a) the transactions contemplated by or the validity or enforceability of this Agreement, the Certificate Documents, the Loan Documents or any agreement or instrument in connection therewith to which the Company is a party or by which it is bound, (b) the Company's ability to perform its obligations under this Agreement, the Loan Documents or the Certificate Documents or (c) the exemption from federal income taxation of interest paid on the Certificates, except as expressly disclosed to Bank in writing by Company prior to the execution of this Agreement and listed on a schedule to this Agreement.

          7.9  Intentionally Omitted.

          7.10 Official Statement. Neither the Official Statement nor the Preliminary Official Statement provided in connection with the issuance, remarketing or refunding of the Certificates or issuance of the Letter of Credit under the captions "The Project and the Shopping Center" or "The Company", nor any certificate or statement or any data furnished in writing by Company to Bank or to Trustee or any other person or entity in connection with the negotiation of this Agreement or any of the other Loan Documents or the Certificate Documents or the transactions contemplated thereby (other than statements contained in the Preliminary Official Statement which were revised or corrected in the Official Statement) contains as of the date of the making or furnishing of the same any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

          7.11 Compliance with Requirements. Company has obtained and examined all conditions, covenants, restrictions, easements, reservations, rights, and rights of way of record, and the Project does not materially violate any of the same nor any applicable laws, ordinances, regulations, use permits, occupancy permits, building permits and other requirements affecting or relating to the Property or the Project.

          7.12 No Hazardous Substance. Except as may be identified in the Phase I Environmental Site Assessment Report prepared by Fugro-McClelland
(West), Inc. and the Phase II Site Assessment Report prepared by Fugro West, Inc. dated November, 1993 and August, 1994, respectively, each of which have been provided to Bank, as of the date of this Agreement: (a) neither Company, nor any of its affiliates, has ever caused or permitted any Hazardous Substance to be placed, held, located or disposed of on, under or at the Project or any part thereof, or used the Project permanently or temporarily as a dump site or storage site for any Hazardous Substance in violation of applicable law, (b) to the Company's actual knowledge, no other person or entity has ever caused or permitted any Hazardous Substance to be placed, held, located or disposed of on, under or at the Project, or any part thereof, or used the Project permanently or temporarily as a dump site or storage site for any Hazardous Substances, except as to clauses (a) and (b), for commercially reasonable quantities of standard supplies for ordinary office, retail, janitorial and maintenance purposes in compliance with applicable laws, and (c) to the best of Company's knowledge after reasonable inquiry, the Project is in compliance with all applicable law, and with all provisions of any leases, relating in any way to Hazardous Substances. To the greatest extent permitted by law, the representations and warranties in this subsection shall survive in perpetuity for the benefit of Bank and all the other Indemnitees, notwithstanding the payment in full or the performance of all other obligations under this Agreement.

     8. Affirmative Covenants. For the term provided in Section 12.12, Company shall unless Bank otherwise consents in writing:

          8.1 Protection of Lien on Property. Maintain the lien created by the Deed of Trust as a first lien upon the Project and the Property and take such actions and execute and deliver to Bank such instruments and documents as Bank may reasonably require from time to time in connection therewith.

          8.2  Protection of Security Interest in Personal Property.
Maintain the lien created by the Security Agreement as a first lien upon the Personal Property, and take such actions and execute and deliver to Bank and Trustee such instruments and documents as Bank may reasonably require from time to time in connection therewith, including without limitation any supplemental security agreements, form UCC-1 or UCC-2 financing statements or other instruments and documents extending or perfecting the security interest of Bank and Trustee in and to the Personal Property as it may exist from time to time.

          8.3 Payment of Taxes, Assessments and Charges. Pay all taxes, assessments, charges and levies imposed by any public authority or utility company which are or may become a lien affecting the Property or any part thereof, including without limitation assessments on any appurtenant water stock; provided, however, that Company shall not be required to pay and discharge any such tax, assessment, charge or levy so long as (a) the legality thereof shall be promptly and actively contested in good faith and by appropriate proceedings disclosed in writing to Bank, and (b) at Bank's reasonable request, Company posts reasonable security therefor.

          8.4 Hazardous Substance. (a) Keep, and use its reasonable efforts to cause all tenants to keep, the Project free of any potentially harmful Hazardous Substance contamination, (b) comply, and use its best efforts to cause all tenants to comply, with applicable laws relating thereto,
(c) pay or cause to be paid immediately when due the costs of removal or remediation of any such Hazardous Substance as required by applicable laws, and (d) keep the Project free of any lien imposed pursuant to such laws. Notwithstanding the foregoing, nothing herein shall be construed to prohibit Company or any tenant under any lease from using commercially reasonable quantities of standard supplies for ordinary office, retail, janitorial and maintenance purposes in compliance with applicable laws. If Company shall default in the performance or observance of any of the foregoing provisions of this subsection after notice to Company and expiration of the later of (i) the applicable cure periods hereunder or (ii) the cure period permitted under applicable law, Bank may declare an Event of Default under this Agreement and/or cause the Event of Default to be cured and, if such cure requires the clean-up of any Hazardous Substance contamination, the cost thereof shall be added to the indebtedness evidenced by the Note and secured by the Deed of Trust. Company further agrees not to release or dispose, or allow the release or disposal by others, of any Hazardous Substance at the Project, except for the release or disposal in the ordinary course of business which is not required to be reported to any governmental authority under applicable laws. Nothing herein shall be construed to require Borrower to remove from the Project any routine or ordinary amounts of Hazardous Substance commonly known to be lawfully present in or about similar improvements used in a similar manner, unless in any such case its removal is required by applicable law.

          8.5 Insurance. Provide or cause to be provided the following policies of insurance of a company which shall have a Best Insurance Reports
(1990) rating of "A" or better and which shall be qualified to do business in the State of California:

          (a) workers' compensation insurance, builder's risk-all risk insurance, and such other insurance as may be required by applicable law;

          (b) insurance covering 100% of the replacement cost of the Improvements in the event of fire, lightning, windstorm, vandalism, malicious mischief and such other hazards, casualties and contingencies as are normally and usually covered by extended coverage policies in effect in the locality where the Property is situated (including insurance against loss by earthquake, and by flood if the Property is now or hereafter located in an area designated as being subject to the danger of flood), provided that earthquake coverage shall be no less than $5,000,000, with a deductible level of no greater than 10%;

          (c) public liability insurance in an amount deemed necessary from time to time by Bank, but in no event less than $5,000,000.00 for "single occurrence";

          (d) property damage insurance in an amount deemed necessary from time to time by Bank, but in no event less than $2,500,000.00;

          (e) such business interruption insurance with respect to business uses of the Property and Improvements other than the Parking Facility as Bank may require (including insurance against rental or income loss during a period of repair or restoration of damage for a period of one year);

          (f) insurance complying with the terms of the Commercial Encroachment Permit Agreement, recorded as document No., 88-916487 on June 9, 1988, as long as it affects the Property; and

          (g) such other customary and commercially reasonable policies of insurance as Bank may reasonably require from time to time.

All such insurance coverages (i) shall be maintained at Company's sole cost and expense as long as any obligation of Company in connection with this Agreement, the Letter of Credit or any of the other Loan Documents remains outstanding, (ii) shall be with insurers of recognized responsibility which are approved in writing by Bank, (iii) shall be in form and substance satisfactory to Bank, (iv) shall include a "lender's loss payable endorsement" in form and substance satisfactory to Bank, assuring Bank that all proceeds are to be payable to Bank and the Trustee as their interests may appear,
(v) shall contain a provision to the effect that the insurer shall not cancel the policy without first giving at least thirty (30) days' prior written notice thereof, and (vi) shall be in such deductible amounts as Bank and Company shall agree upon (and in the absence of materially increased risk or a material change in the value of the Project after the date hereof, the Bank shall agree to the current level of deductibles). Certificates of insurance for all of the above insurance policies, showing the same to be in full force and effect, shall be delivered to Bank prior to the Closing Date, and thereafter, upon demand by Bank therefor at any time while any obligation of Company in connection with the Certificates, this Agreement, the Letter of Credit or any of the Loan Documents remains outstanding. All policies insuring against damage to the Improvements shall contain an agreed value clause sufficient to eliminate any risk of co-insurance. Company agrees it shall not modify any policy of insurance in a manner material and adverse to the interests of Bank or the Trustee, as their interests appear, without the prior written consent of Bank not to be unreasonably withheld or delayed.

     Notwithstanding any terms to the contrary in the Deed of Trust or herein, provided that no Event of Default exists at the time of a fire or other casualty and at the time insurance proceeds are to be disbursed, Company alone shall have the right to settle and receive claims of $100,000 or less, individually or in the aggregate, and shall exclusively use same to rebuild the Project, provided that Bank shall have the right to settle any such claim that Company has not settled on or before one hundred eighty (180) days after the date of such loss.

          8.6  Intentionally Omitted.

          8.7 Governmental Approvals. Deliver to Bank, from time to time at Bank's request, based upon a reasonable belief that such a request is necessary, in reasonable form and substance satisfactory to Bank, evidence that Company and the Authority have complied with all applicable laws, ordinances, regulations and other requirements relating to the Project, and that all necessary consents or approvals of any court or governmental department, public body, public utility, authority, commission, board, bureau, agency or instrumentality having jurisdiction over the Project have been regularly and finally received with respect to the Project (provided however, that Company shall not be required to use more than its best efforts, reasonably determined, to provide such evidence with respect to the Authority's compliance), including without limitation each of the following as applicable:

          (a) all zoning, land use and planning requirements, including without limitation any applicable general plan requirement and any requirement relating to the adoption or amendment of a general plan;

          (b) all subdivision and/or parcel map requirements, including without limitation requirements of the California Subdivision Map Act;

          (c)  all requirements relating to Hazardous Substances;

          (d) all requirements imposed by any public utility in connection with the use of the Property or the supply of utilities thereto; and

          (e) all requirements imposed in connection with any use permit, occupancy permit, building permit or other permit or approval required by any governmental or quasi-governmental authority in connection with the Project.

          8.8 Compliance with Requirements. Comply with all conditions, covenants, restrictions, easements, reservations, rights, rights of way and all applicable laws, ordinances, regulations, use permits, encroachment permits, occupancy permits, building permits and other governmental requirements affecting or relating to the Property or Company's operations thereon.

          8.9 Continued Existence. Maintain its existence, and continue to be a limited partnership in good standing in the State of Illinois. In connection with, but not in limitation of, the covenant given pursuant to this
Section 8.9, Company agrees that the General Partner will not sell or otherwise transfer or convey its interests in Company without the express prior written approval of Bank, other than to another partner in Company. Notwithstanding the foregoing, Bank shall provide its written consent to a transfer of all of General Partner's interests in Company to an entity under common control with General Partner, which entity has financial strength and characteristics at least equal to that of General Partner on the date hereof and provided that such entity is organized in such a manner, and the transfer is accomplished by documents, which do not materially prejudice or diminish Bank's rights hereunder, all as determined by Bank in its sole discretion exercised in good faith. Company and such transferee entity shall pay all of Bank's expenses in connection therewith, including reasonable attorneys' fees and actual out-of-pocket costs.

          8.10 Books and Records. Maintain full and complete books of account and other records reflecting the results of its operations relating to the Property or the Project and provide to Bank, promptly after request by Bank therefor, such financial statements and other information pertaining to the Property or the Project as Bank may from time to time reasonably request.

          8.11 Maintenance of Project. Maintain the Project, and each portion thereof (including without limitation equipment, machinery and fixed assets), in good condition and repair, said condition and repair to be in line with that of comparable shopping centers; and not permit any waste or damage with respect thereto.

          8.12 Statement of Replacement Cost. Deliver to Bank within thirty (30) days of demand by Bank therefor a statement showing the replacement cost of the Project for insurance purposes, all in such detail as Bank may reasonably require.

          8.13 Annual Operating Statements.  Deliver to Bank the following:

          (a) Promptly and in any event within ninety (90) days after the end of each Fiscal Year, a balance sheet and statement of income for Company's operations for such Fiscal Year, accompanied with all supporting schedules and a certificate of General Partner that the statements are true and correct.

          (b) Upon request, copies of all such regular or periodic financial statements or financial reports as Company shall send to its partners.

          (c) Upon request, copies of all such regular or periodic reports which are available for public inspection which Company may be required to file with any federal or state department, bureau, commission or agency, including without limitation tax returns.

          8.14 Monthly Operating Statements. Deliver to Bank, within thirty (30) days after the end of each calendar month, an income statement reflecting the operation of the Project during such month. Such statement shall contain such information as Bank may reasonably require, and shall include, without limitation, figures setting forth a rental summary for the Project during such month.

          8.15 List of Personal Property. Deliver to Bank, from time to time, within thirty (30) days of Bank's request therefor, a list of all of the Personal Property then in existence.

          8.16 Notice of Litigation.  Give notice to Bank, within fifteen
(15) days of Company's learning thereof, of any of the following:

          (a) any litigation materially and adversely affecting or relating to the Project;

          (b) any dispute between Company and any municipal or other governmental authority relating to the Project the adverse determination of which might materially affect the Project;

          (c) any threat or commencement of proceedings in condemnation or eminent domain relating to the Property; and

          (d) any enforcement, cleanup, regulatory actions or investigations, or any material claims by third parties, against the Project, or against Company with respect to the Project, relating in any respect to Hazardous Substances.

          8.17 Notice of Certain Events.  Promptly notify Bank if
(a) Company learns of the occurrence of any event which constitutes an Event of Default under this Agreement, or an Event of Default or Default, as applicable, under any of the other Loan Documents or any of the Certificate Documents, together with a detailed statement by a responsible officer of Company specifying the nature thereof and what action Company is taking or proposes to take with respect thereto, or (b) Company learns of the existence of any legal, judicial or regulatory proceedings affecting Company and having an adverse effect on Company's ability to perform its obligations under this Agreement or on any Loan or Certificate Document in which the amount of liability involved, if any, is material and is not covered by insurance, or
(c) there shall occur or exist any other event or condition causing a material adverse change in Company's ability to perform its obligations under this Agreement or on any Loan or Certificate Document

          8.18 Intentionally Omitted.

          8.19 Intentionally Omitted.

          8.20 Security of Property. Take such measures to protect the physical security of the Property and the Personal Property as Bank may reasonably deem advisable.

          8.21 Tax Appeals. Bring, maintain and diligently prosecute any and all actions, appeals and proceedings which are available to Company in order to challenge, reverse or set aside a "Determination of Taxability," as that term is defined in the Certificate Documents.

          8.22 Copies of Leases. Give written notice to Bank of the entry by Company into any lease or other agreement pursuant to which any Person is given any right to occupy or use any portion of the Project, together with true and correct copies of each such lease or other agreement.

     9. Negative Covenants. For the term provided in Section 12.12, Company shall not, unless Bank otherwise consents in writing:

          9.1 Liens on Property. Create or cause or suffer to become effective any mortgage, deed of trust or like lien or encumbrance affecting the Property or any portion of the same, except for the lien of the Deed of Trust, the lien of the Trust Agreement, and those matters listed in Exhibit "E" hereto, taxes not delinquent and claims of lien contested by Company in good faith, with due diligence and, at Bank's reasonable request, upon the posting of reasonable security therefor. In connection with the covenant contained in this Section 9.1, Company acknowledges that Bank has relied on the equity remaining after subjecting the Property to the liens referenced above. Under these circumstances, the prohibition against junior liens contained above is commercially reasonable and consented to by Company. The terms of this Section 9.1 shall control over any inconsistent terms of the Certificate Documents, including, without limitation, Section 3.11(c) of the First Sale Agreement.

          9.2 Liens on Personal Property. Install in or otherwise use in connection with the Property any Personal Property under any security agreements or similar agreements however denominated whereby the right is reserved or accrues to anyone to remove or repossess any such items or whereby any Person other than Bank (and Trustee, so long as Trustee retains an interest in the Project as trustee under the Certificate Documents), reserves or acquires a lien upon such items.

          9.3 Changes in Management Company. Terminate or replace the existing property management company of the Project without the express prior written consent of Bank, which consent will not be unreasonably withheld or delayed; and Bank hereby approves the current property management company, JMB Retail Properties Company.

          9.4 Amendments to Certificate Documents. Not amend, modify, terminate or grant any waiver under, or consent to, permit or suffer to occur any action or omission which results in, or is equivalent to, an amendment, modification or grant of a waiver under any of the Certificate Documents without Bank's prior consent, which consent may be granted or withheld in its sole discretion.

          9.5 Transfers of Project or Certificate Document Obligations. Assign or delegate any of Company's rights or obligations under the Certificates, the Letter of Credit, this Agreement or any of the other Loan Documents or Certificate Documents, or sell, lease or otherwise transfer the Property, the Improvements, the Personal Property, or any interest therein (except for dispositions of personal property permitted pursuant to Section 9.6), other than with the express prior written consent of Bank, which consent may be granted or withheld in its sole discretion, and in compliance with the provisions of the First and Second Sale Agreements and other Certificate Documents. In connection with the foregoing, Company acknowledges that Bank has entered into the transaction contemplated by this Agreement in reliance upon the reputation and management expertise of Company and the partners in Company, and would not have entered into such transaction but for such reliance. Notwithstanding the foregoing, Bank shall provide its written consent to a transfer of all of Company's rights and obligations specified above to an entity under common control with Company, which entity has financial strength and characteristics and property ownership expertise at least equal to that of Company on the date hereof and provided that such entity is organized in such a manner, and the transfer is accomplished by documents, which do not materially prejudice or diminish Bank's rights hereunder, all as determined by Bank in its sole discretion exercised in good faith. Company and such transferee entity shall pay all of Bank's expenses in connection therewith, including reasonable attorneys' fees and actual out-of-pocket costs.

          9.6 Removal of Personal Property. Remove or permit the removal from the Property of any items of Personal Property other than in accordance with the provisions of both the Security Agreement and the First and Second Sale Agreements. Company shall keep detailed records of each such removal, substitution, sale or other disposition and make such records available to Bank upon its request from time to time, and shall execute and deliver to Bank and Trustee such instruments and documents as Bank may require in connection with the attachment and perfection of the security interest of Bank and Trustee in and to any new or replacement items of Personal Property on or about the Property.

          9.7 Nature of Business. Change its principal business from the business of investing in commercial and residential real estate.

          9.8 Leases. Enter into any leases or other agreements pursuant to which any Person is given any right to occupy any building area within the Project in excess of five thousand (5,000) square feet or any free-standing structure in the Project without the express prior written consent of Bank, which consent shall not be unreasonably withheld or delayed.

          9.9 Easements. Grant, convey or cause to be effective any easement, license, right of way, or title restriction or limitation affecting the Property or any portion of the same without the express prior written consent of Bank (which consent shall not be unreasonably withheld or delayed); provided, however, that Company may grant routine easements which are reasonably necessary and required by governmental or quasi-governmental entities or utility companies for the furnishing of utilities or services to the Project without the requirement of such consent by Bank, so long as such easements shall not materially weaken, diminish or impair the security of the Deed of Trust or interfere with the intended use of the Property.

          Alterations. Remodel, renovate or otherwise alter the Improvements or any substantial portion thereof, excepting however reasonable and customary tenant improvements provided under the leases referred to in
Section 9.8, in such a way as may reasonably be expected to materially alter the use, function or appearance thereof, without first furnishing to Bank a description of the alterations (and, if reasonably requested by Bank, plans and specifications for such alterations) and obtaining the express prior written approval of such alterations by Bank, which approval shall not be unreasonably withheld or delayed.

     10.  Second Reserve Account

          10.1 Establishment and Pledge of Second Reserve Account. Company shall establish and maintain the Second Reserve Account for the sole and exclusive benefit of Company and Bank on the terms hereinafter provided. The "Second Reserve Account" shall be a deposit account in Company's name maintained at a banking institution and pursuant to such documents and arrangements, in each case as are reasonably acceptable to Bank. Company hereby pledges, assigns, conveys and transfers to Bank a security interest in all of Company's right, title and interest in the Second Reserve Account, including all sums therein whether existing on the date hereof or deposited at any time hereafter, and the proceeds thereof. Company agrees to file such financing statements and take such additional actions with respect thereto as Bank may request in its reasonable discretion to perfect Bank's rights therein, including the identification of the Second Reserve Account, which shall be attached hereto as Exhibit "F". In all instances, the Second Reserve Account shall be separate and distinct from the Reserve Fund and the Reserve Requirement under the Trust Agreement, and the funding by Company of the Reserve Fund or the Second Reserve Account, respectively, shall not be deemed to satisfy or affect in any manner Company's obligations with respect to the other reserve account.

          10.2 Amount of Second Reserve Account. In no instance shall Company be required to maintain more than One Million Four Hundred Dollars ($1,400,000) in the Second Reserve Account at any time and any amount in excess thereof shall be promptly be paid to Company, or released by Bank, as applicable. Company shall deposit on the Closing Date, and quarterly thereafter on the dates specified in Section 6.2(b), the amounts shown in or interpolated, if necessary, from the Amortization Schedule attached hereto as Exhibit "G" (based on level debt service payments calculated using a 20-year amortization schedule and an annual rate of interest of 10%).

          10.3 Limitation. Interest on all amounts in the Second Reserve Account shall accrue therein to be held in accordance herewith. In no instance shall the income received on the amounts in the Second Reserve Account or the types of investments permitted for such amounts adversely affect the exemption of interest on the Certificates from federal income taxation. To this end, Company shall cause investments therein to be yield restricted in accordance with the Tax Certificate executed by Company in connection with the execution and delivery of the Certificates. Bank agrees to provide Company, Trustee and any representative of Company retained for the purpose of computing sums required under Section 5.5 of the Trust Agreement with such information with respect to the Second Reserve Account and the investment thereof as they or each of them will reasonably request. Upon the occurrence of an Event of Default, Bank shall be entitled to exercise its rights and remedies with respect to the Second Reserve Account in accordance with Section 11.2.

     11.  Events of Default and Remedies Upon Default.

          11.1 Events of Default. The occurrence of any one or more of the following, whatever the reason therefor, shall constitute an Event of Default hereunder:

          (a) Company shall fail to pay any amount of principal or interest owing under the Notes or any other Bank Reimbursement Obligations, in each case within three (3) days of the date due; or

          (b) Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any of the other Loan Documents on its part to be performed or observed, provided however, that if such failure cannot be remedied within such period, it shall not constitute an Event of Default hereunder if the failure is correctable without material adverse effect on the Certificates and if corrective action is instituted by Company within such period and diligently pursued until the failure is corrected but, in any event, such failure must be corrected within 90 days after Company first had notice of such failure from any source; or

          (c)  Intentionally Omitted.

          (d) (1) Trustee declares any default in connection with the Certificates or the Certificate Documents, or (2) the obligation to make payment on the Certificates is accelerated for any other reason; provided however that it shall not be an Event of Default under this Section 11.1(d)(2) if such acceleration of payments on the Certificates results from actions of Bank; or

          (e) The occurrence of a Default or Event of Default under the Trust Agreement; or

          (f) Any representation or warranty in any of the Loan Documents or Certificate Documents or in any certificate, agreement, instrument or other document made or delivered by Company, General Partner or any of their respective directors, officers, agents or employees, pursuant to or in connection with any of the Loan Documents or Certificate Documents proves, to have been materially false as of the date on which made and shall continue to be materially false and shall not be remedied within 30 days after Bank gives Company notice thereof; provided however, that if such breach cannot be remedied within such period, it shall not constitute an Event of Default hereunder if the breach is correctable without material adverse effect on the Certificates and if corrective action is instituted by Company within such period and diligently pursued until the breach is corrected but, in any event, such breach must be corrected within 90 days after Company first had notice of such breach from any source; or

          (g)  Intentionally Omitted.

          (h) The Project is destroyed by fire or other casualty or damaged thereby unless: (1) (A) Company deposits with Bank, or in other such manner as required under the Certificate Documents, an amount which, when added to available insurance proceeds, will be sufficient to allow for reconstruction and completion of the Project, and (B) Company thereafter diligently reconstructs the Project subject to the provisions of this Agreement and the Certificate Documents, within a reasonable time period to be approved by Bank; or (2) the Letter of Credit has been cancelled and all Bank Reimbursement Obligations have been paid in full; or

          (i) All or a substantial portion of the Property is condemned, seized or appropriated by a governmental authority; or

          (j)  Intentionally Omitted.

          (k) The dissolution or liquidation of Company or failure by Company promptly to lift any execution, garnishment or attachment of such consequence as will materially impair its ability to make any payments under this Agreement, or the entry of an order for relief by a court of competent jurisdiction in any proceeding for the liquidation or reorganization of Company or any general partner thereof, or the filing of a petition by or against Company or any general partner thereof under the provisions of any bankruptcy act or under any similar act which may be hereafter enacted, or an assignment by Company or any general partner thereof for the benefit of its creditors, or the entry by Company or any general partner thereof into an agreement of composition with its creditors or the appointment of a receiver, trustee, custodian, liquidator or similar officer for Company or any general partner thereof; or

          (l)  Intentionally Omitted.

          (m)  Intentionally Omitted.

          (n) Cessation of operation by Company of the Project (except as a result of damage, destruction or condemnation of the Property if Company thereafter complies with the provisions of the Certificate Documents and Loan Documents pertaining thereto); or

          (o) The occurrence of any default (after the expiration of any applicable cure periods) in the performance of any obligation secured by, or the commencement of any foreclosure or other enforcement proceeding or procedure under, any deed of trust, mortgage, security agreement or like encumbrance upon the Project or any portion thereof.

          11.2 Remedies Upon Default. Upon the occurrence of any Event of Default, Bank may, at its option, do any or all of the following:

          (a) Bank may deem that the Trustee has drawn the full amount remaining for all draws under the Letter of Credit and such amount shall be deemed conclusively to be included in the Bank Reimbursement Obligations;

          (b) The Bank Reimbursement Obligations shall become immediately due and payable in full, without demand, presentment, protest or notice of any kind, all of which are hereby expressly waived;

          (c) Bank may give notice (the "Termination Notice") to the Trustee of the occurrence of an Event of Default, which notice shall provide that the Letter of Credit shall terminate on the day specified in such notice and shall require either a redemption in full of the Certificates pursuant to
Section 6.2(d) of the Trust Agreement, or mandatory tender all of the Certificates pursuant to Section 13.1(b) of the Trust Agreement;

          (d) Implement any other remedies available to Bank under or in connection with the Certificate Documents, including without limitation fully or partially funding the Letter of Credit (whether or not any amounts have previously been funded under the Letter of Credit), taking an assignment from the Trustee of the Security Documents, and exercising all of the rights and remedies available to Bank in connection therewith;

          (e) If the Event of Default may be cured by Bank by taking actions or making payments of money, Bank shall have the right (but not the obligation) to take such actions (including without limitation the retention of attorneys and the commencement or prosecution of actions on its own behalf or on behalf of Company), make such payments and pay for the costs of such actions (including without limitation attorneys' fees and court costs) from its own funds; provided, that the taking of such actions at Bank's expense or the making of such payments by Bank out of Bank's own funds shall not be deemed to cure such Event of Default, and the same shall not be so cured unless and until Company shall have reimbursed Bank for such payment, together with interest at the rate provided for in the Notes, from the date of such payment until the date of reimbursement. If Bank advances its own funds for such purposes, such funds shall be considered advances under the Notes and shall be secured by the Security Documents, notwithstanding that such advances may cause the total amount advanced hereunder to exceed the face amount of the Notes or the amount committed to be advanced pursuant to this Agreement, and Company shall immediately upon demand reimburse Bank therefor with interest at the rate provided for in the Notes, from the date of such advance until the date of reimbursement; and

          (f) Exercise any and all of its rights under the Loan Documents or the Certificate Documents including, without limitation, foreclosing on any security, and exercising any other rights with respect to any security, whether under the Security Documents or any other agreement or as provided by law, or taking possession of the Property, all in such order and in such manner as Bank in its sole discretion may determine.

          11.3 Cumulative Remedies; No Waiver. All remedies of Bank provided for herein are cumulative and shall be in addition to any and all other rights and remedies provided in the Letter of Credit, the Notes, the Security Documents, the Certificate Documents or any of the Loan Documents, or provided by law or equity from time to time. The exercise of any right or remedy by Bank hereunder shall not in any way constitute a cure or waiver of default hereunder or under the Letter of Credit, the Notes, the Security Documents, the Certificate Documents or any of the Loan Documents, nor invalidate any notice of default or any act done pursuant to any such notice, nor prejudice Bank in the exercise of any rights hereunder or under the Letter of Credit, the Notes, the Security Documents, the Certificate Documents or the Loan Documents, unless in the exercise of said rights, Bank realizes all amounts owed to it under the Letter of Credit, this Agreement, the Notes, the Security Documents, the Trustee Agreement, the Certificate Documents and the Loan Documents and all Events of Default are cured. No waiver by Bank of any default or breach by Company hereunder shall be implied from any omission by Bank to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default expressly made the subject of the waiver. Any such express waiver shall be operative only for the time and to the extent therein stated. Any waiver of any covenant, term or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by Bank to or of any act by Company requiring further consent or approval shall not be deemed to waive or render unnecessary consent or approval to or of any subsequent act.

     12.  Miscellaneous.

          12.1 Actions. Bank shall have the right to commence, appear in and defend any action or proceeding purporting to affect the rights or duties of the parties hereunder or the payment of any funds, and in connection therewith Bank may pay necessary expenses, employ counsel and pay reasonable attorneys' fees, provided, however, that this right shall arise only after an Event of Default, or shall arise only prior to an Event of Default if Company fails after written notice from Bank to defend Bank in any action or proceeding purporting to affect the rights or duties of the parties. Company agrees to pay to Bank, on demand, all reasonable out-of-pocket costs and expenses incurred by Bank in connection therewith, including without limitation reasonable attorneys' fees, together with interest from the date of expenditure at the rate provided in the Notes. Company's obligation to repay such expenses shall be secured by the Security Documents. In the event that either Bank or Company shall bring an action against the other to interpret or enforce the terms or provisions of the Letter of Credit, the Notes, this Agreement or any of the other Loan Documents, the prevailing party in such action shall be entitled to recover its attorneys' fees and costs as awarded by a court of competent jurisdiction whether or not such action is prosecuted to final judgment.

          12.2 Nonliability of Bank.  Company acknowledges and agrees that:

          (a) any inspections of the Improvements made by or through Bank are for purposes of administration of the Loan Documents only and Company is not entitled to rely upon the same.

          (b) the relationship between Company and Bank is, and shall at all times remain, solely that of borrower and lender, and, without limitation, Bank neither undertakes nor assumes any responsibility or duty to Company to select, review, inspect, supervise, pass judgment upon or inform Company of any matter in connection with the Project, including without limitation matters relating to the adequacy or legal sufficiency of any of the documents, agreements or arrangements pertaining to the Certificates, the Certificate Documents or the rights or obligations of any Person in connection therewith; and Company shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or information supplied to Company by Bank in connection with such matters is for the protection of Bank only and neither Company nor any other Person is entitled to rely thereon;

          (c) Bank shall not be responsible or liable to Company for use which may be made of the Letter of Credit or for any acts or omissions of Trustee and any beneficiary or transferee in connection therewith;

          (d) Bank shall not be responsible or liable to Company for the validity, sufficiency or genuineness of documents (except as to Bank's signatures thereon), or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged (except to the extent Bank is grossly negligent or acts with willful misconduct in accepting or relying upon such documents);

          (e) Bank shall not be responsible or liable to Company as a result of any circumstances in any way related to the making or failure to make payment under the Letter of Credit, other than as a result of the gross negligence or willful misconduct of Bank.

          12.3 No Representations by Bank. By accepting or approving anything required to be observed, performed or fulfilled, or to be given to Bank pursuant to this Agreement or any of the other Loan Documents or Certificate Documents, including any certificate, statement of profit and loss or other financial statement, survey, appraisal or insurance policy, Bank shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation to anyone with respect thereto by Bank. Bank may accept documents in connection with the Letter of Credit or any of the other Loan Documents or Certificate Documents which appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          12.4 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Company and Bank in connection with the Letter of Credit. It shall be deemed a supplement to the Notes and the Security Documents. It is made for the sole protection of Company and Bank, and Bank's successors and assigns. No other Person shall have any rights of any nature hereunder or by reason hereof, except to the extent that Trustee is expressly granted rights hereunder.

          12.5 Indemnity of Company.

               12.5.1 Company hereby indemnifies and holds harmless Bank and its directors, officers, agents and employees (collectively the "Indemnitees") from and against:

               (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating to:
(i) a claim, demand, action or cause of action that the Person has or asserts against Company, in connection with the Letter of Credit, the Certificates, any of the Certificate Documents; (ii) the execution, delivery or transfer of the Letter of Credit, or payment or failure to pay thereunder; (iii) the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Hazardous Substance on, under or from the Property or the Project in violation of applicable law, including all costs of any remediation, cleanup or detoxification of the Property and the Project and the preparation and implementation of any closure, remedial or other required plans, whether or not any of the costs of, or such remediation, cleanup, detoxification or plans, shall be deemed foreseeable or "consequential damages"; provided however, that such remediation, cleanup, detoxification or plans are required by any applicable law; or (iv) any other action or failure to act (including enforcement actions of any kind or manner) taken by Bank in accordance with the Loan Documents and the Certificate Documents;

          (b) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person and arising from or in connection with (i) any statement or omission, actual or alleged, in the Certificate Documents, or (ii) any breach or default, actual or alleged, of the representations, warranties, covenants or agreements made by any party (other than Bank) contained in any of the Certificate Documents, or made by Company contained in this Agreement or any of the other Loan Documents; and

          (c) any and all liabilities, actual out-of-pocket losses, costs or expenses (including court costs and reasonable attorneys' fees) that any Indemnitee suffers or incurs as a result of the assertion of any claim, demand, action or cause of action specified in Section 12.5.1(a) and
Section 12.5.1(b).

Any obligation or liability of Company to any Indemnitee as provided in this
Section 12.5.1 shall be secured by the Security Documents. The indemnity contained in this Section 12.5.1 shall not extend to any punitive damages, or any consequential damages (except for the costs of remediation, cleanup, detoxification or plans as specifically provided in clause 12.5.1(a)(iii) and only to the extent specifically provided therein), or any claims, demands, actions, causes of action, liabilities, losses, costs or expenses which result from the gross negligence or willful misconduct of any Indemnitee.

               12.5.2 As used herein, "Hazardous Substance" means gasoline, petroleum and other petroleum by-products, asbestos, flammable materials, explosives, polychlorinated biphenyls (PCBs), radioactive materials or hazardous or toxic material, substance or waste which is: (i) defined as a "toxic pollutant" under Section 307(a) of the Water Pollution Control Act, 33 U.S.C. Section 1317(a); (ii) defined as a "hazardous substance" under Section 311 of the Water Pollution Control Act (33 U.S.C. Section 1321), as amended;
(iii) defined as a "hazardous waste" under Section 1004(5) of the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6903(5), as amended;
(iv) defined as a "hazardous substance" under Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601(14); (v) defined as a "pollutant" or "contaminant" under 42 U.S.C.A. Section 9601(33); (vi) defined as "hazardous waste" under 40 C.F.R.
Part 260; (vii) defined as a "hazardous chemical" under 29 C.F.R. Part 1910;
(viii) listed in the United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto); (ix) defined as a "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" under Sections 25117, 25115, or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20,
Chapter 6.5 (Hazardous Waste Control Act); (x) defined as "used oil" under
Section 25249.110 of the California Health and Safety Code, Division 20, Chapter 6.5; (xi) defined as a "hazardous substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter Presley Tanner Hazardous Substance Account Act); (xii) defined as a "hazardous material," "hazardous substance" or "hazardous waste" under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory); (xiii) defined as a
"hazardous substance" under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances
Act); (xiv) contains more than 0.1 percent asbestos by weight that when dry, may be crumbled, pulverized or reduced to powder by hand pressure; or
(xv) subject to any other law, statute, ordinance, regulation or requirement of any governmental authority having jurisdiction over the Project or any portion thereof in substitution, modification, replacement or amendment for, or enacted pursuant to, the foregoing.

          12.6 Commissions.

          (a) Company and Bank hereby indemnify and hold each other harmless from any responsibility, cost and/or liability, including any reasonable attorneys' fees incurred, in connection with any claim by any Person based upon actions of the indemnifying party for the payment of any commission, charge or brokerage fee in connection with the Certificates or any of the other transactions contemplated in connection with this Agreement.

          (b) Company acknowledges that it will pay Garvin Guy Butler Corporation 1% of the principal amount of the Certificates out of money on deposit in the Cost of Issuance Fund, and shall indemnify and hold Bank harmless therefrom.

          12.7 Binding Effect.

          (a) This Agreement shall be binding upon and inure to the benefit of Company and Bank and their respective successors and assigns, subject to the provisions of Section 9.5.

          (b) Bank may sell participations to any financial institution all or any part of, or any interest (undivided or divided) in, Bank's rights and benefits under the Loan Documents and the Certificates Documents (a "Participation"), and to the extent of that assignment, the assignee of a Participation shall have the same rights and benefits against Company hereunder as it would have had if such assignee were the bank issuing or paying under the Letter of Credit hereunder; provided however, that Company shall not and shall not be required to deal directly with any such participant and such Participation shall not release Bank from liability or any obligations under the Letter of Credit or under Section 12.24 hereof.

          12.8 Execution in Counterparts.  This Agreement and any other
Loan Document (except the Notes) may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, taken together will be deemed to be but one and the same instrument. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

          12.9 Prior Agreements; Amendments; Consents. This Agreement contains the entire agreement between Bank and Company with respect to the Letter of Credit, and all prior negotiations, understandings and agreements with respect to the Letter of Credit are superseded by this Agreement. No amendment, modification, supplement, termination or waiver of any provision of this Agreement or any of the other Loan Documents, and no consent to any departure by Company therefrom, may in any event be effective unless in writing signed by Bank, and then only in the specific instance and for the specific purpose given.

          12.10Cumulative Remedies; No Waiver. The rights, powers and remedies of Bank under the Loan Documents are cumulative and not exclusive of any right, power or remedy provided by law or equity or otherwise. No failure or delay on the part of Bank in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any other right, power or remedy.

          12.11Inclusion of Expenditures in Loans. All sums paid or expended by Bank under the terms of this Agreement shall bear interest at the rate specified in the Notes, as provided herein, from the date Company receives written demand from Bank for payment thereof (except as herein otherwise provided), shall be secured by the Security Documents and shall be immediately due and payable by Company upon demand (except as herein otherwise provided).

          12.12Survival of Representations and Warranties. All representations and warranties of Company contained herein or in any other Loan Document will survive the delivery of the Letter of Credit and the execution and delivery of the Notes, and are material and have been or will be relied upon by Bank, notwithstanding any investigation made by Bank or on behalf of Bank. For the purpose of the foregoing, all statements contained in any certificate, agreement or other writing delivered by or on behalf of Company pursuant hereto or pursuant to any other Loan Document or in connection with the transactions contemplated hereby or thereby shall be deemed to be representations and warranties of Company contained herein or in the other Loan Documents, as the case may be. This Agreement shall terminate when the Letter of Credit has been cancelled and all Bank Reimbursement Obligations have been paid in full.

          12.13Notices. All notices, requests, demands, directions and other communications provided for in this Agreement and under any of the other Loan Documents must be in writing and must be mailed, delivered by hand or sent by reputable overnight carrier to the appropriate party at its address as follows:

          If to Company:

               c/o JMB Realty Corporation
               900 N. Michigan Avenue
               Chicago, Illinois  60611
               Attention:  Stephen A. Lovelette

          with a copy to:

               Pircher, Nichols & Mesks
               1999 Avenue of the Stars, Suite 2600
               Los Angeles, California  90067
               Attention:  Real Estate Notices (SCS)

                         and

               Katten Muchin & Zavis
               525 West Monroe
               Chicago, Illinois  60606
               Attention:  Robert Star, Esq.

          If to Bank:

               725 S. Figueroa Street, Suite 3950
               Los Angeles, CA  90017
               Attention:  Sidney Jordan, Vice President

               with a copy to:

               Sonnenschein, Nath & Rosenthal
               685 Market Street, Suite 1000
               San Francisco, California  94105
               Attention:  Arnold P. Schuster, Esq.

Addresses for purposes of notice may be changed from time to time by written notice sent to the other parties in accordance with this Section 12.13. If any notice, request, demand, direction or other communication is given by mail it will be effective upon the earlier of (a) 96 hours after deposit in the U.S. Mail, certified or registered mail, return receipt requested postage prepaid or (b) actual receipt, as indicated by the return receipt; if delivered by hand, when delivered; if given by overnight courier 24 hours after delivery to such courier within its service hours for guaranteed overnight delivery.

          12.14Advertising. Company agrees that Bank, after obtaining the prior written consent of Company, may use the name of Company in advertising that Bank may wish to publish concerning Bank's role in the transactions contemplated in this Agreement or in the Loan Documents.

          12.15Further Assurances. Company shall, at its expense and without expense to Bank, do, execute and deliver such further acts and documents as Bank from time to time as Bank reasonably requires for the purpose of assuring and confirming unto Bank the rights hereby created or intended now or hereafter go to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document, or for assuring the validity of any security interest or lien under any Security Document.

          12.16Governing Law. All of the Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to contracts to be performed wholly within such state, except for those provisions of the Deed of Trust as set forth more fully therein.

          12.17Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid shall be inoperative, unenforceable or invalid without affecting the remaining provisions, and to this end the provisions of all Loan Documents are declared to be severable.

          12.18Inconsistency With Security Documents. In the event that any of the provisions of the Security Documents are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail.

          12.19Headings. Article and section headings in this Agreement are included for convenience of reference only and are not part of this Agreement for any other purpose.

          12.20Time of the Essence.  Time is of the essence.

          12.21Bank Consent to Fixed Rate Conversion.  Pursuant to
Section 2.4 of the Trust Agreement, Company may not elect to cause a conversion of the interest on the Certificates to the Fixed Interest Rate without the express prior written consent of Bank. Bank hereby agrees that it will not withhold or delay such consent if Company furnishes evidence reasonably satisfactory to Bank either (a) that Company has sufficient available funds on hand to repurchase all of the Certificates then outstanding, and has deposited or agreed to deposit such funds with Trustee or Bank, or (b) that Company has obtained from third parties of sufficient financial strength firm written commitments to purchase all of the Certificates then outstanding upon the occurrence of such a conversion of interest rate, and Section 3.2(a) shall not be applicable thereto.

          12.22Limited Nature of Certain of Company's Obligations. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, it is expressly understood and agreed that:

               12.22.1   With the exception of the provisions of
Sections 7.6 or 7.7 (but only to the extent the same relates to Hazardous Substances), and Sections 7.12, 8.4 or 12.5.1.(a)(iii), nothing herein or in the Note, the Deed of Trust, this Agreement or otherwise shall be construed as creating any liability payable from any source other than the Security (as defined below), and (i) Bank shall not seek any monetary, personal, or deficiency judgment against Company (or any judgment whatsoever against any present or future, direct or indirect partner or principal thereof or any of their Negative Capital Accounts) or its successors or assigns, in connection with any action under the Loan Documents (including any action to foreclose the lien of the Deed of Trust) or any other document or instrument giving any security for any obligations accruing hereunder or under the other Loan Documents, and (ii) any judgment obtained in any suit permitted to Bank hereby will by its terms constitute a lien on, and will be enforced only against, the Security and not against any other assets or property of the Company (or any present or future, indirect or direct partner or principal thereof or any of their Negative Capital Accounts) or its successors or assigns; and
(iii) neither the negative capital account of any present or future, indirect or direct, partner or principal of Company, or of the General Partner, nor of any present or future general partner of any partnership which is now or may hereafter become a general partner of Company (or constituent partners of such general partner), nor any obligation of any such partner to restore a capital account or to contribute capital to lend or to otherwise make any payment to Company or to any direct or indirect partner (collectively, the foregoing is referred to as a "Negative Capital Account") shall at any time be deemed to be the property or asset of the Company or any such partner and neither Bank nor any of its successors and assigns shall have any right to collect, enforce or proceed against or with respect to any such Negative Capital Account;

               12.22.2 Bank and its successors and assigns shall look solely to any one or more of the following (in such order as Bank shall determine in its sole discretion) for satisfaction of Company's obligations under this Agreement and under the other Loan Documents: (a) the Property, the Personal Property and the rents, incomes, issues, profits and avails thereof (including without limitation, insurance and condemnation proceeds, and escrow and security deposits), by the enforcement of the lien created by the Deed of Trust, the Assignment of Leases and the Security Agreement in the manner therein provided; (b) the Pledged Certificates; (c) the Second Reserve Account; (d) any funds held by the Trustee pursuant to the Trust Agreement;
(e) any other security given to secure the obligations hereunder or under the other Loan Documents; or (f) any guaranty or indemnity agreement hereafter given reciting it is not subject hereto (collectively, the foregoing is referred to as the "Security"); and

               12.22.3   Notwithstanding the foregoing
subsections 12.22.1 and 12.22.2, nothing herein shall be construed to prevent Bank from exercising any remedy allowed by law or by the terms of this Agreement, the Deed of Trust, the Note or the other Loan Documents which does not relate to or result in an obligation to pay money by Company (except to the extent such obligation or enforcement is against the Security). Notwithstanding the foregoing subsections 12.22.1 and 12.22.2, nothing herein shall be construed: to (a) limit the liability of Company and all of its assets and properties for (i) fraud or intentional misrepresentation, (ii) application of revenues from the Project, insurance proceeds or condemnation awards in contravention of the provisions of this Agreement, the Deed of Trust or any other Loan Document, to the extent of such misapplication or misappropriation, or (iii) liability pertaining to Hazardous Substances under Sections 7.6, 7.7, 7.12, 8.4 and 12.5.1(a)(iii); provided, however, that nothing in this Agreement (including Sections 12.22.1, 12.22.2 and 12.22.3) shall create any personal liability whatsoever in any circumstances on any present or future, direct or indirect partner or principal of Company or their Negative Capital Accounts, all such liability, if any, being expressly waived by Bank and by every person now or hereafter claiming any right or security hereunder.

               12.22.4 Each representation, warranty, covenant, condition and agreement of Company contained in this Agreement with respect to Hazardous Substances shall be limited to apply only to Hazardous Substances that, on or at any time prior to the Foreclosure Date, were present at, in, or under, or were emanating from, the Project. The "Foreclosure Date" shall be the earlier to occur of (a) full and final repayment of all Bank Reimbursement Obligations, or (b) the completion of a foreclosure sale under the Deed of Trust, or (c) the acquisition of the Project or any part thereof by Bank, any affiliate of Bank or any other parties by any conveyance in lieu of foreclosure.

          12.23Waiver of Conditions by Bank. Bank may waive the requirement of compliance by Company with any of the obligations, conditions or requirements contained in this Agreement, the other Loan Documents, or the Letter of Credit provided that no such waiver shall be effective unless contained in a written instrument signed by an authorized officer of Bank.

          12.24Annual Bank Statements. While the Letter of Credit is outstanding, Bank shall Deliver to Company and Remarketing Agent Bank's annual report which is available for public inspection in Germany, when such annual report is regularly translated into English. At the time Bank delivers each such annual report to Company, it shall also deliver such report to the Remarketing Agent, and it is hereby agreed that the Remarketing Agent is a third-party beneficiary with respect to such obligation.

          12.25Maximum Rate of Interest. All agreements by which Company may be required to pay to Bank amounts deemed to be for the use or forbearance of money are hereby expressly limited so that in no contingency or event whatever shall the amount paid or agreed to be paid to Bank for the use or forbearance of the money to be advanced under the Letter of Credit or this Agreement exceed the maximum permissible under applicable law as finally determined by a court of competent jurisdiction. If, from any circumstance whatsoever, fulfillment of any provision thereof, at the time performance of such provision shall be due, shall be prohibited by law as finally determined by a court of competent jurisdiction, the obligation to be fulfilled shall be reduced to the maximum not so prohibited, and if from any circumstance Bank should ever receive as interest an amount which would exceed such highest lawful rate, such amount as would be excessive interest shall be applied to the reduction of the principal of the obligations evidenced hereby (and if such principal shall be reduced to zero, such amount shall be treated as a deposit account of Company) and in no event to the payment of interest. This provision shall control every other provision of all


                        [End of page 38]
agreements by which Company may be required to pay interest, fees, costs, expenses or other amounts of any kind to Bank.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                           "Company":

                          JMB INCOME PROPERTIES, LTD.-XII, an Illinois limited partnership

                          By: JMB Realty Corporation, a Delaware
                              corporation, its Managing General Partner


                              By:


                              Printed Name;  Vice President

                          "Bank":

                          DRESDNER BANK AG
                          (LOS ANGELES AGENCY)


                          By

                              Its Authorized Signatory


                          By __________________________________

                              Its Authorized Signatory

                      LETTER OF CREDIT AND
                     REIMBURSEMENT AGREEMENT

                                                             Page


1.   Definitions And Accounting Terms. . . . . . . . . . . . .  1
     1.1    Defined Terms. . . . . . . . . . . . . . . . . . .  1
     1.2    Use of Defined Terms . . . . . . . . . . . . . . .  5
     1.3    Accounting Terms . . . . . . . . . . . . . . . . .  5
     1.4    Exhibits . . . . . . . . . . . . . . . . . . . . .  5
     1.5    Sections . . . . . . . . . . . . . . . . . . . . .  6

2.   Certificates; Letter of Credit. . . . . . . . . . . . . .  6
     2.1    Certificates . . . . . . . . . . . . . . . . . . .  6
     2.2    Letter of Credit . . . . . . . . . . . . . . . . .  6

3.   Reimbursement of Draws. . . . . . . . . . . . . . . . . .  6
     3.1    Immediate Reimbursement for Certain Draws. . . . .  6
     3.2    Payment of Scheduled Reimbursement Obligations . .  6
     3.3    Reimbursement for Tender Draws.. . . . . . . . . .  7
     3.4    Making of Payments . . . . . . . . . . . . . . . .  8
     3.5    Calculation and Payment of Interest. . . . . . . .  8

4.   Loan Documents. . . . . . . . . . . . . . . . . . . . . . .9
     4.1    Notes. . . . . . . . . . . . . . . . . . . . . . .  9
     4.2    Security Documents . . . . . . . . . . . . . . . .  9
     4.3    Intentionally Omitted. . . . . . . . . . . . . . . 10
     4.4    Other Documents and Actions. . . . . . . . . . . . 10
     4.5    Assignment of Project Agreements . . . . . . . . . 10
     4.6    Evidence of Debt.. . . . . . . . . . . . . . . . . 11

5.   Conditions to Issuance. . . . . . . . . . . . . . . . . . 11
     5.1    Conditions to Issuance . . . . . . . . . . . . . . 11

6.   Reimbursement and Other Payments; Extension . . . . . . . 12
     6.1    Reimbursement. . . . . . . . . . . . . . . . . . . 12
     6.2    Fees 15. . . . . . . . . . . . . . . . . . . . . . 13
     6.3    Increased Costs. . . . . . . . . . . . . . . . . . 14
     6.4    Obligations Absolute . . . . . . . . . . . . . . . 15
     6.5    Term of the Letter of Credit.. . . . . . . . . . . 16
     6.6    Additional Terms . . . . . . . . . . . . . . . . . 16

7.   Representations and Warranties by Company . . . . . . . . 16
     7.1    Formation of Company . . . . . . . . . . . . . . . 16
     7.2    Execution, Delivery and Performance of
            Loan Documents and Certificate Documents . . . . . 16
     7.3    Financial Statements . . . . . . . . . . . . . . . 18
     7.4    No Material Adverse Change . . . . . . . . . . . . 18
     7.5    Tax Liability. . . . . . . . . . . . . . . . . . . 18
     7.6    Compliance with Laws . . . . . . . . . . . . . . . 18
     7.7    Completion . . . . . . . . . . . . . . . . . . . . 18
     7.8    Litigation . . . . . . . . . . . . . . . . . . . . 18
     7.9    Intentionally Omitted. . . . . . . . . . . . . . . 19
     7.10   Official Statement . . . . . . . . . . . . . . . . 19
     7.11   Compliance with Requirements . . . . . . . . . . . 19
     7.12   No Hazardous Substance . . . . . . . . . . . . . . 19

8.   Affirmative Covenants . . . . . . . . . . . . . . . . . . 20
     8.1    Protection of Lien on Property . . . . . . . . . . 20
     8.2    Protection of Security Interest in
            Personal Property. . . . . . . . . . . . . . . . . 20
     8.3    Payment of Taxes, Assessments and Charges  . . . . 20
     8.4    Hazardous Substances . . . . . . . . . . . . . . . 20
     8.5    Insurance. . . . . . . . . . . . . . . . . . . . . 21
     8.6    Intentionally Omitted. . . . . . . . . . . . . . . 22
     8.7    Governmental Approvals . . . . . . . . . . . . . . 22
     8.8    Compliance with Requirements . . . . . . . . . . . 22
     8.9    Continued Existence. . . . . . . . . . . . . . . . 22
     8.10   Books and Records. . . . . . . . . . . . . . . . . 23
     8.11   Maintenance of Project . . . . . . . . . . . . . . 23
     8.12   Statement of Replacement Cost. . . . . . . . . . . 23
     8.13   Annual Operating Statements. . . . . . . . . . . . 23
     8.14   Monthly Operating Statements . . . . . . . . . . . 23
     8.15   List of Personal Property. . . . . . . . . . . . . 24
     8.16   Notice of Litigation . . . . . . . . . . . . . . . 24
     8.17   Notice of Certain Events . . . . . . . . . . . . . 24
     8.18   Intentionally Omitted. . . . . . . . . . . . . . . 24
     8.19   Intentionally Omitted. . . . . . . . . . . . . . . 24
     8.20   Security of Property . . . . . . . . . . . . . . . 24
     8.21   Tax Appeals. . . . . . . . . . . . . . . . . . . . 24
     8.22   Copies of Leases . . . . . . . . . . . . . . . . . 24

9.   Negative Covenants. . . . . . . . . . . . . . . . . . . . 25
     9.1    Liens on Property. . . . . . . . . . . . . . . . . 25
     9.2    Liens on Personal Property . . . . . . . . . . . . 25
     9.3    Changes in Management Company. . . . . . . . . . . 25
     9.4    Amendments to Certificate Documents. . . . . . . . 25
     9.5    Transfers of Project or Certificate
            Document Obligations . . . . . . . . . . . . . . . 25
     9.6    Removal of Personal Property . . . . . . . . . . . 26
     9.7    Nature of Business . . . . . . . . . . . . . . . . 26
     9.8    Leases . . . . . . . . . . . . . . . . . . . . . . 26
     9.9    Easements. . . . . . . . . . . . . . . . . . . . . 26
     9.10   Alterations. . . . . . . . . . . . . . . . . . . . 26

10.  Second Reserve Account. . . . . . . . . . . . . . . . . . 26
     10.1   Establishment and Pledge of Second
            Reserve Account. . . . . . . . . . . . . . . . . . 26
     10.2   Amount of Second Reserve Account.. . . . . . . . . 27
     10.3   Limitation.. . . . . . . . . . . . . . . . . . . . 27

11.  Events of Default and Remedies Upon Default . . . . . . . 27
     11.1   Events of Default. . . . . . . . . . . . . . . . . 27
     11.2   Remedies Upon Default. . . . . . . . . . . . . . . 29
     11.3   Cumulative Remedies; No Waiver . . . . . . . . . . 30

12.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . 30
     12.1   Actions. . . . . . . . . . . . . . . . . . . . . . 30
     12.2   Nonliability of Bank . . . . . . . . . . . . . . . 31
     12.3   No Representations by Bank . . . . . . . . . . . . 31
     12.4   No Third Parties Benefited . . . . . . . . . . . . 31
     12.5   Indemnity of Company . . . . . . . . . . . . . . . 32
     12.6   Commissions. . . . . . . . . . . . . . . . . . . . 33
     12.7   Binding Effect . . . . . . . . . . . . . . . . . . 33
     12.8   Execution in Counterparts. . . . . . . . . . . . . 34
     12.9   Prior Agreements; Amendments; Consents . . . . . . 34
     12.10  Cumulative Remedies; No Waiver . . . . . . . . . . 34
     12.11  Inclusion of Expenditures in Loans . . . . . . . . 34
     12.12  Survival of Representations and Warranties . . . . 34
     12.13  Notices. . . . . . . . . . . . . . . . . . . . . . 35
     12.14  Advertising. . . . . . . . . . . . . . . . . . . . 36
     12.15  Further Assurances . . . . . . . . . . . . . . . . 36
     12.16  Governing Law. . . . . . . . . . . . . . . . . . . 36
     12.17  Severability of Provisions . . . . . . . . . . . . 36
     12.18  Inconsistency With Security Documents. . . . . . . 36
     12.19  Headings . . . . . . . . . . . . . . . . . . . . . 36
     12.20  Time of the Essence. . . . . . . . . . . . . . . . 36
     12.21  Bank Consent to Fixed Rate Conversion. . . . . . . 36
     12.22  Limited Nature of Certain of Company's
            Obligations. . . . . . . . . . . . . . . . . . . . 36
     12.23  Waiver of Conditions by Bank . . . . . . . . . . . 38
     12.24  Annual Bank Statements . . . . . . . . . . . . . . 38
     12.25  Maximum Rate of Interest.. . . . . . . . . . . . . 38


Exhibits

A    Irrevocable Letter of Credit
B    Note
C    Deed of Trust with Description of Real Property
D    Pledge and Security Agreement
E    Permitted Encumbrances
F    Second Reserve Account Description
G    Amortization Schedule of Second Reserve Account